Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive Plan, the 2020 Equity Incentive Plan, and the 2020 Employee Stock Purchase Plan of Arcutis Biotherapeutics, Inc. of our report dated September 9, 2019 (except for the retroactive effect of the 1-for-2 reverse stock split as described in Note 1, as to which the date is January 21, 2020), with respect to the financial statements of Arcutis Biotherapeutics, Inc. for the year ended December 31, 2018 included in its Registration Statement on Form S-1, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

January 30, 2020